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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

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                         RIO VISTA ENERGY PARTNERS L.P.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                             20-0153267
                (STATE OR OTHER                      (I.R.S. EMPLOYER
                JURISDICTION OF                       IDENTIFICATION
               INCORPORATION OR                           NUMBER)
                 ORGANIZATION)

               820 GESSNER ROAD, SUITE 1285, HOUSTON, TEXAS 77024
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                 (713) 467-8235

              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                   -----------

        SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT: None.

           SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                                  Name of each exchange on which
Title of class to be so registered                class is to be registered
----------------------------------                -------------------------
Common Units Representing Limited                 The Nasdaq National Market
Partner Interests

                                    --------

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                         RIO VISTA ENERGY PARTNERS L.P.

I.       INFORMATION INCLUDED IN INFORMATION STATEMENT AND
         INCORPORATED IN FORM 10 BY REFERENCE

               CROSS REFERENCE SHEET BETWEEN INFORMATION STATEMENT
                              AND ITEMS OF FORM 10

         Our information statement may be found as Exhibit 99.1 to this Form 10. For your convenience, we have provided below a cross-reference sheet identifying where the items required by Form 10 can be found in the information statement.

Item No.                  Caption                                      Location in Information Statement
--------                  -------                                      ---------------------------------
  1.         Business                                    "Business;" "Unaudited Pro Forma Condensed
                                                          Consolidated Financial Information;" "Risk Factors;" and
                                                          "Consolidated Financial Statements"

  2.         Financial Information                        "Unaudited Pro Forma Condensed Consolidated
                                                          Financial Information;" "Selected Financial Data;"
                                                          "Management's Discussion and Analysis of Financial
                                                          Condition and Results of Operation;"
                                                          "Business-Quantitative and Qualitative Disclosure
                                                          about Market Risk;" and "Consolidated Financial
                                                          Statements"

  3.         Properties                                   "Business- Properties"

  4.         Security Ownership of Certain                "Security Ownership of Certain Beneficial
             Beneficial Owners and                        Owners and Management
             Management"

  5.         Managers and Executive Officers              "Management"

  6.         Executive Compensation                       "Management - Executive Compensation";
                                                          "Management - Compensation of Managers"

  7.         Certain Relationships and Related            "Certain Relationships and Related
             Transactions                                 Transactions" and "Arrangements between
                                                          Rio Vista and Penn Octane Relating to the
                                                          Distribution."

  8.         Legal Proceedings                            "Business - Legal Proceedings"

  9.         Market Price of and Distributions            "The Distribution - Approval and Trading of
             on the Registrant's Common Units             Common Units;" "The Distribution-

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
           and Related Unitholder Matters               Treatment of Warrants;" "Risk Factors;"
                                                        "Cash Distribution Policy;" "Security
                                                        Ownership of Certain Beneficial Owners
                                                        and Management-Securities Authorized for
                                                        Issuance under Equity Compensation
                                                        Plans;" "The Partnership Agreement-
                                                        Registration Rights"

10.        Recent Sales of Unregistered                 Not included. (See Part II Item 10)
           Securities

11.        Description of Registrant's                  "Description of Common Units of Rio
           Securities to be Registered                  Vista;" "The Partnership Agreement;"
                                                        "Cash Distribution Policy;" "Resale of
                                                        Common Units Received in the
                                                        Distribution"

12.        Indemnification of Managers and              "Liability and Indemnification of Officers
           Officers                                     and Managers"

13.        Financial Statements and                     "Unaudited Pro Forma Condensed
           Supplementary Data                           Consolidated Financial Information;" and
                                                        Consolidated Financial Statements"

14.        Changes in and Disagreements with            None.
           Accountants and Accounting and
           Financial Disclosure

15.        Financial Statements and Exhibits            "Index to Consolidated Financial
                                                        Statements"

II.      INFORMATION NOT INCLUDED IN INFORMATION STATEMENT.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

         We were formed as a limited partnership in Delaware on July 10, 2003 under the name "Rio Vista Energy Partners L.P." We issued all of our common units to Penn Octane Corporation, a Delaware corporation, representing a 98% limited partner interest in us for $980.00, and a 2% general partner interest to Rio Vista GP LLC, a Delaware limited liability company and our sole general partner, for $20.00. These issuances were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof because they did not involve any public offering of securities.

         We granted Shore Capital LLC the option, exercisable after the date of the distribution, to purchase 97,415 of our common units at a per unit exercise price of $8.47, and Penn Octane granted Shore Capital LLC the option, exercisable after the date of the distribution, to purchase 25% of the limited liability company interests of our general partner from Penn Octane Corporation at an exercise price equal to the pro rata portion of the tax basis capital of Rio Vista

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immediately after the distribution, which we estimate to be approximately
$100,000 (prior to any investment in the general partner by a third party). The option is exercisable for a period of three years from the grant date. Pursuant to an option agreement dated July 10, 2003, Jerome B. Richter has the option, exercisable after the date of the distribution, to purchase 25% of the limited liability company interests of our general partner from Penn Octane Corporation at an exercise price equal to the pro rata portion of the tax basis capital of Rio Vista immediately after the distribution, which we estimate to be approximately $100,000. These issuances were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof because they will not involve any public offering of securities.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

         (a) The following financial statements are filed as part of this registration statement:

                  (i) Audited Financial Statements of the Division of Penn Octane Corporation to be Transferred to Rio Vista Energy Partners L.P.:

                           Report of Independent Certified Public Accountants

                           Consolidated Balance Sheets as of July 31, 2003 and 2002

                           Consolidated Statements of Operations for the Years Ended July 31, 2003, 2002 and 2001

                           Consolidated Statements of Cash Flows for the Years Ended July 31, 2003, 2002 and 2001

                  (ii) Unaudited Financial Statements of the Division of Penn Octane Corporation to be Transferred to Rio Vista Energy Partners L.P.

                           Independent Certified Public Accountants' Review
                           Report

                           Consolidated Balance Sheets for July 31, 2003 and October 31, 2003

                           Consolidated Statements of Operations for the Three Months Ended October 31, 2002 and 2003

                           Consolidated Statement of Cash Flows for the Three Months Ended October 31, 2002 and 2003

                  (iii) Audited Financial Statements of Penn Octane Corporation:

                           Report of Independent Certified Public Accountants

                           Consolidated Balance Sheets for the Years Ended July 31, 2003 and 2002

                           Consolidated Statements of Operations for the Years Ended July 31, 2001, 2002 and 2003

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                           Consolidated Statements of Stockholders' Equity for
                           the Years Ended July 31, 2001, 2002 and 2003

                           Consolidated Statement of Cash Flows for the Years Ended July 31, 2001, 2002 and 2003

                  (iv) Unaudited Financial Statements of Penn Octane
Corporation:

                           Independent Certified Public Accountants' Review
                           Report

                           Consolidated Balance Sheets for July 31, 2003 and October 31, 2003

                           Consolidated Statements of Operations for the Three Months Ended October 31, 2002 and 2003

                           Consolidated Statement of Cash Flows for the Three Months Ended October 31, 2002 and 2003

         (b)      Exhibits:

Exhibit No.                             Description
-----------                             -----------
   2.1*           Form of Distribution Agreement by and between Rio Vista Energy
                  Partners L.P. and Penn Octane Corporation.

   3.1*           Certificate of Limited Partnership of Rio Vista Energy Partners L.P.

   3.2*           Form of First Amended and Restated Agreement of Limited
                  Partnership of Rio Vista Energy Partners L.P.

   3.3*           Certificate of Limited Partnership of Rio Vista Operating
                  Partnership L.P.

   3.4*           Form of First Amended and Restated Agreement of Limited
                  Partnership of Rio Vista Operating Partnership L.P.

   3.5*           Certificate of Formation of Rio Vista GP LLC

   3.6*           Form of Amended and Restated Limited Liability Company
                  Agreement of Rio Vista GP LLC

   3.7*           Certificate of Formation of Rio Vista Operating GP LLC

   3.8*           Limited Liability Company Agreement of Rio Vista Operating GP
                  LLC

   4.1*           Specimen Unit Certificate for Common Units (contained in
                  Exhibit 3.2)

  10.1*           Form of Contribution, Conveyance and Assumption Agreement

  10.2*           Form of Omnibus Agreement

  10.3*           Form of Purchase Contract for sale of LPG by Penn Octane
                  Corporation to Rio Vista Operating Partnership L.P.

  10.4* Form of Unit Purchase Option between Penn Octane Corporation and Shore Capital LLC

  10.5* Form of Unit Purchase Option between Penn Octane Corporation and Jerome B. Richter

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
10.6* Form of Unit Option Agreement between Penn Octane Corporation and Shore Capital LLC

10.7* Forms of Warrants to Purchase Common Units to be issued to Penn Octane warrantholders

10.8*           Form of Voting Agreement among Penn Octane Corporation, Jerome
                B. Richter and Shore Capital LLC

21*             List of Subsidiaries of Rio Vista Energy Partners L.P.

99.1            Rio Vista Energy Partners L.P. Information Statement

99.2*           Fairness Opinion of Houlihan Lokey Howard & Zukin Financial
                Advisors, Inc.

*  Previously filed.

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                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

                                         RIO VISTA ENERGY PARTNERS L.P.

                                         By: Rio Vista GP LLC, its
                                             General Partner

                                             By: /s/ RICHARD SHORE, JR.
                                                -------------------------------
                                                 Richard Shore, Jr., President

Dated: January 9, 2004

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                                INDEX TO EXHIBITS

Exhibit No.                             Description
-----------                             -----------
   2.1*           Form of Distribution Agreement by and between Rio Vista Energy
                  Partners L.P. and Penn Octane Corporation.

   3.1*           Certificate of Limited Partnership of Rio Vista Energy
                  Partners L.P.

   3.2*           Form of First Amended and Restated Agreement of Limited
                  Partnership of Rio Vista Energy Partners L.P.

   3.3*           Certificate of Limited Partnership of Rio Vista Operating
                  Partnership L.P.

   3.4*           Form of First Amended and Restated Agreement of Limited
                  Partnership of Rio Vista Operating Partnership L.P.

   3.5*           Certificate of Formation of Rio Vista GP LLC

   3.6*           Form of Amended and Restated Limited Liability Company
                  Agreement of Rio Vista GP LLC

   3.7*           Certificate of Formation of Rio Vista Operating GP LLC

   3.8*           Limited Liability Company Agreement of Rio Vista Operating GP
                  LLC

   4.1*           Specimen Unit Certificate for Common Units (contained in
                  Exhibit 3.2)

  10.1*           Form of Contribution, Conveyance and Assumption Agreement

  10.2*           Form of Omnibus Agreement

  10.3*           Form of Purchase Contract for sale of LPG by Penn Octane
                  Corporation to Rio Vista Operating Partnership L.P.

  10.4* Form of Unit Purchase Option between Penn Octane Corporation and Shore Capital LLC

  10.5* Form of Unit Purchase Option between Penn Octane Corporation and Jerome B. Richter

  10.6* Form of Unit Option Agreement between Penn Octane Corporation and Shore Capital LLC

  10.7* Forms of Warrants to Purchase Common Units to be issued to Penn Octane warrantholders

  10.8*           Form of Voting Agreement among Penn Octane Corporation, Jerome
                  B. Richter and Shore Capital LLC

  21*             List of Subsidiaries of Rio Vista Energy Partners L.P.

  99.1            Rio Vista Energy Partners L.P. Information Statement

  99.2*           Fairness Opinion of Houlihan Lokey Howard & Zukin Financial
                  Advisors, Inc.

* Previously filed.